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                                    EXHIBIT 5



                                                             April 15, 2000



Avant! Corporation
46871 Bayside Parkway
Fremont, CA 94538

         Re: 1995 STOCK OPTION/STOCK ISSUANCE PLAN AND EMPLOYEE STOCK PURCHASE PLAN (THE "PLANS")

Ladies and Gentlemen:

         We represent Avant! Corporation (the "Company") in connection with the Company's employee benefit plans and related matters. This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the "Registration Statement") registering a total of 1,000,000 shares (the "Shares") of Common Stock of the Company under the Plans.

         For purposes of this opinion, we have examined originals or copies certified or otherwise authenticated to our satisfaction of the following documents, all of which, unless otherwise indicated, are dated as of the date of this letter:

         1. A certified copy of the Certificate of Incorporation of the Company, as amended, certified by the Delaware Secretary of State on March 22, 2000 and certified by the Secretary of the Company as being complete and in full force and effect.

         2. Certain resolutions of the Board of Directors taken at a meeting on April 11, 1995 and certified by the Secretary of the Company as being unrescinded, complete and in full force and effect.

         3. Certain resolutions of the Board of Directors taken by unanimous written consent on April 4, 2000, and certified by the Secretary of the Company as being unrescinded, complete and in full force and effect.

         4. Certain resolutions of the shareholders of the Company taken by written consent in May 1995 and certified by the Secretary of the Company as being unrescinded, complete and in full force and effect.

         5. A certificate of Harris Trust Company of California dated April 15, 2000.

         6. A certificate of Sam Chang, Head of Finance and Treasurer of the Company dated April 14, 2000.




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         Based solely on our examination of the foregoing, we are of the opinion that, subject to the effectiveness of the Registration Statement, the Shares will be legally issued, fully paid and non-assessable. In giving this opinion, we assume that the Shares will be issued in accordance with the terms of the Plans.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                           Very truly yours,

                                           /s/ FARELLA BRAUN & MARTEL LLP
                                           --------------------------------

                                           FARELLA BRAUN & MARTEL LLP